Exhibit 10.2

SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is made as of the 4th day of August, 2025, (the "Effective Date") between CRA International, Inc., a Massachusetts corporation (the "Company"), and Brian Langan (the "Executive").

WHEREAS, the Executive is the Company's Executive Vice President and Chief Strategy and Business Transformation Officer;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to provide certain benefits to the Executive in a termination event, including in connection with a Change in Control;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.              Term. The term of this Agreement shalt commence on the Effective Date and continue until the Executive's employment with the Company is terminated in accordance with the provisions hereof (the "Term"). The Executive's employment with the Company will continue to be "at will," meaning that the Executive's employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

2.              Termination. During the Term, the Executive's employment may be terminated without any breach of this Agreement under the following circumstances:

(a)             Death. The Executive's employment shall terminate upon his death.

(b)            Disability. The Company may terminate the Executive's employment if he is disabled and unable to perform the essential functions of the Executive's then-existing position or positions with any reasonable accommodation required by law for a period of one hundred twenty (120) days (which need not be consecutive) in any six-month (6-month) period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then-existing position or positions with any reasonable accommodation required by law, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician mutually selected by the Company and the Executive (or the Executive's guardian) as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. The physician's determination of such issue shall be binding on the parties. Nothing in this Section 2(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)            Termination by Company for Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean: (i) any material breach by the Executive of any agreement to which the Executive and the Company (or any parent or subsidiary of the Company) are both parties, (ii) any act or omission by the Executive that is in material violation of any material policy of the Company, (iii) the conviction of the Executive by a court of competent jurisdiction for (or plea by the Executive of no contest with respect to) felony criminal conduct or (iv) any material misconduct or material neglect of duties by the Executive in connection with the business or affairs of the Company (or any parent or subsidiary). Cause shall not exist hereunder unless the Company notifies the Executive in writing of the event claimed to constitute Cause not later than ninety (90) days after the Board has knowledge of the initial occurrence of an event claimed to give rise to a right to terminate for Cause and the Executive fails to remedy such event within thirty (30) days of the date of such notice (the “Remedy Period”) (other than the event in clause (iii), which shall not be subject to remedy or the Remedy Period). The Company and the Executive agree that the definition of Cause set forth above shall apply to any other agreement between the Company and the Executive (whether entered into prior to or following the Effective Date) which contains such a cause definition, notwithstanding any other cause definition set forth in such other agreement.

(d)            Termination Without Cause. The Company may terminate the Executive's employment at any time without Cause. Any termination by the Company of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 2(c) and does not result from the death or disability of the Executive under Section 2(a) or (b) shall be deemed a termination without Cause.

(e)            Termination by the Executive. The Executive may terminate his employment at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events without Executive's consent: (i) a material reduction in the Executive's duties, authorities or responsibilities as in effect on the Effective Date or a requirement that the Executive report to anyone other than the President or Chief Executive Officer ; (ii) a reduction in the Executive's annual base salary or annual bonus opportunity (other than an across-the-board reduction of not more than ten percent (10%) applicable to all senior executive officers which occurs prior to a Change in Control); (iii) a material reduction in Executive's benefits in the aggregate (other than an across-the-board reduction of benefit levels) from those provided to Executive as of the Effective Date; (iv) a relocation of Executive's principal place of employment out of the city of Boston, Massachusetts; (v) a material breach of any provision of this Agreement by the Company; (vi) the failure of the Company to have a successor entity specifically assume this Agreement within ten (10) business days after a Change in Control or (vii) the insolvency of the Company or the filing (by any party, including the Company) of a petition for bankruptcy with respect to the Company, which petition is not dismissed within sixty (60) days. "Good Reason Process" shall mean that: (i) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) the Executive notifies the Company in writing of the Good Reason condition not later than ninety (90) days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason; (iii) the Good Reason condition continues to exist thirty (30) days following delivery of such notice (the "Cure Period") (other than the event in clause (vii), which shall not be subject to cure or the Cure Period); and (iv) the Executive terminates his employment within ninety (90) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, such Good Reason condition shall be deemed not to have occurred.

(f)            Notice of Termination. Except for termination as specified in Section 2(a), any termination of the Executive's employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)            Date of Termination. "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated on account of disability under Section 2(b), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company for Cause under Section 2(c), the date on which Notice of Termination is given (after the end of the Remedy Period, provided not otherwise previously remedied); (iv) if the Executive's employment is terminated by reason of Retirement, thirty (30) days after the date on which a Notice of Termination is given; (v) if the Executive's employment is terminated by the Company under Section 2(d), the date on which a Notice of Termination is given; (vi) if the Executive's employment is terminated by the Executive under Section 2(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given; and (vii) if the Executive's employment is terminated by the Executive under Section 2(e) with Good Reason, the date on which a Notice of Termination is given (after the end of the Cure Period, if applicable, provided not otherwise previously cured). Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally ask Executive not to physically return to the office, but such request by the Company shall not alter the Date of Termination set forth in Executive's Notice of Termination and Executive shall be entitled to and receive all compensation (including incentive compensation) earned and or paid through the termination date set forth in Executive's Notice of Termination and all stock options and stock awards shall (without limitation of the other provisions hereof) continue to vest through the termination date set forth in Executive's Notice of Termination.

3.             Compensation Upon Termination.

(a)            Termination Generally. If the Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate): (i) any base salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, the policies and procedures then in effect and established by the Company for its executive officers) and unused vacation that accrued through the Date of Termination, such payments to be made on or before the time required by law but in no event more than thirty (30) days after the Executive's Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (together with the amounts described in clause (i), the "Accrued Benefit").

(b)            Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive's employment is terminated by the Company without Cause as provided in Section 2(d), or the Executive terminates his employment for Good Reason as provided in Section 2(e) and, in the case of clauses (i), (ii) and (iii) below, such termination is not a termination described in Section 4, then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a general release of claims and affirmation of restrictive covenants in favor of the Company and related persons and entities substantially in the form of Exhibit A attached hereto (the "Release and Affirmation") and the Release and Affirmation becoming irrevocable and fully effective within sixty (60) days after the Date of Termination:

(i)             subject to clause (iv) below, the Company shall pay the Executive the sum of (1) an amount equal to 1.0 times the sum of (A) the Executive's annual base salary and (B) the Executive's target bonus in effect immediately prior to the Date of Termination and (2) a pro-rata target annual cash bonus for the portion of the then-current year which has elapsed as of the Date of Termination, in each case calculated without giving effect to any reductions in annual base salary or target bonus following the Effective Date (the "Severance Amount");

(ii)            if the Executive was participating in the Company's group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive's COBRA health continuation period, whichever ends earlier, in an amount equal to the cost of COBRA continuation coverage (which amount shall not include any gross-up with respect to any taxes that may be owed with respect to such payment);

(iii)            if the Executive was participating in the Company's group term life insurance plan immediately prior to the Date of Termination, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months in an amount equal to the monthly employer contribution that the Company would have made to provide such group term life insurance to the Executive if the Executive had remained employed by the Company; and

(iv)           the amounts payable under Section 3(b)(i), (ii) and (iii) shall be paid out in substantially equal installments in accordance with the Company's payroll practice over twelve (12) months commencing within sixty (60) days immediately following the Date of Termination; provided, however, that if the sixty-day (60-day) period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty-day (60-day) period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2);

(v)            notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, any options, restricted stock units or other equity awards (hereinafter referred to as an "equity award") which are subject only to time-based vesting provisions, including for the avoidance of doubt, any equity awards for which a performance target has already been met and are immediately prior to the Date of Termination subject only to time-based vesting provisions (such awards, "Time-vested Awards") that were not vested immediately prior to the Date of Termination shall fully vest and, if applicable, settle upon such termination; and

(vi)           notwithstanding anything to the contrary in any applicable equity award agreement, any equity award subject to performance-based vesting (such awards, "Performance Awards") shall remain outstanding through the applicable performance period and, at the end of the applicable performance period, the Performance Award shall vest and be settled based on the actual performance during the performance period (with (1) any time-based vesting that may be applicable in addition to the performance-based vesting treated as fully satisfied upon the expiration of the performance period and (2) any individual performance metrics applicable to the Executive deemed achieved at the target level of performance); and any portion of such Performance Award that does not vest based on actual performance during the performance period shall be immediately forfeited and cancelled by the Company.

(c)            Termination by the Company for Cause or by the Executive without Good Reason (other than Retirement). During the Term, if the Executive's employment is terminated by the Company for Cause as provided in Section 2(c), or the Executive terminates his employment without Good Reason (other than Retirement) as provided in Section 2(e), then the Company shall pay the Executive his Accrued Benefit and the Executive shall have no rights or claims against the Company except to receive the Accrued Benefit (except as provided in Section 7(c) if applicable) and all unvested equity awards shall be forfeited.

(d)            Termination by Reason of Death or Disability. During the Term, if the Executive's employment is terminated by reason of death or the Company terminates the Executive due to Disability, (i) any outstanding Time-vested Awards shall fully vest and, if applicable, settle on the Date of Termination and (ii) any outstanding Performance Awards shall remain outstanding through the applicable performance period and, at the end of the applicable performance period, the Performance Award shall vest and be settled based on the actual performance during the performance period (with (1) any time-based vesting that may be applicable in addition to the performance-based vesting treated as fully satisfied upon the expiration of the performance period and (2) any individual performance metrics applicable to the Executive deemed achieved at the target level of performance); and any portion of such Performance Award that does not vest based on actual performance during the performance period shall be immediately forfeited and cancelled by the Company.

(e)            Termination by Reason of Retirement. During the Term, if the Executive's employment is terminated by reason of his Retirement, (i) any outstanding Time-vested Awards shall fully vest on the Date of Termination and (ii) any outstanding Performance Awards shall remain outstanding through the applicable performance period and, at the end of the applicable performance period, the Performance Award shall vest and be settled based on the actual performance during the performance period (with (1) any time-based vesting that may be applicable in addition to the performance-based vesting treated as fully satisfied upon the expiration of the performance period and (2) any individual performance metrics applicable to the Executive deemed achieved at the target level of performance); and any portion of such Performance Award that does not vest based on actual performance during the performance period shall be immediately forfeited and cancelled by the Company. As used herein, "Retirement" shall mean the Executive's voluntary resignation of employment from the Company if, on the date of such resignation of employment, the Executive is at least sixty-two (62) years of age with a minimum of at least ten (10) years of continuous service in any capacity at the Company.

4.              Change in Control.

(a)            During the Term, if within twelve (12) months immediately following a Change in Control, the Executive's employment is terminated by the Company without Cause as provided in Section 2(d) or the Executive terminates his employment for Good Reason as provided in Section 2(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the signing of the Release by the Executive and the Release becoming irrevocable and fully effective and, if applicable, the Executive resigning as a member of the Board, then Executive shall receive:

(i)             A lump sum payment equal to the sum of (1) 1.5 times the sum of (x) the Executive's annual base salary and (y) the Executive's target bonus in effect immediately prior to the Date of Termination and (2) a pro-rata target annual cash bonus for the portion of the then-current year which has elapsed as of the Date of Termination, in each case calculated without giving effect to any reductions on annual base salary or target bonus following the Effective Date; and

(ii)            A lump sum payment equal to the compensation set forth in Sections 3(b)(ii) and 3(b)(iii).

(iii)           The amounts payable under Section 4(a)(i) and (ii) shall be paid out in a lump sum within sixty (60) days immediately following the Date of Termination; provided, however, that if the sixty-day (60-day) period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such sixty-day (60-day) period.

(b)            Notwithstanding anything to the contrary in any applicable equity award agreement (but without limitation of clause (v) of Section 3(b), which shall apply to a termination described in this Section 4), for any equity award that is not assumed by, or substituted for with a substantially equivalent award, by the surviving, continuing, successor, or purchasing corporation or other business entity or parent corporation thereof, as the case may be, with respect to the Change in Control, (x) if such equity award is a Time-vested Award, it shall fully vest and, if applicable, be settled, immediately prior to the effective date of the Change in Control and (y) if such equity award is a Performance Award, its vesting (if any) shall be determined by: (i) truncating such Performance Award's performance period at the effective date of such Change in Control, (ii) adjusting such Performance Award's performance conditions for the truncated performance period, as determined by the Board in good faith, (iii) determining the amount payable on such Performance Award, as so adjusted, based on actual performance measured over the truncated performance period and (iv) multiplying the amount determined by the foregoing clause (iii) by the percentage of the performance period that was completed as of immediately prior to the effective date of the Change in Control.

(c)            Definition of Change in Control. For purposes of this Section 4, the term "Change in Control" shall have the meaning set forth in the Company's Amended and Restated 2006 Equity Plan, as in effect on the date hereof.

(d)            Aggregate Payments. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(e)            After Tax Amount. For purposes of this Section 4, the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(f)             Accounting Firm. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(d) shall be made by a nationally recognized accounting firm (other than an auditor who is the Company's then-existing independent public auditor or was such auditor in connection with a periodic report filed within the prior six (6) months) selected by the Company prior to a Change in Control (the "Accounting Firm") at the Company's expense, which determination shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

5.              Section 409A.

(a)            Specified Employee. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Code, the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive's separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive's separation from service or (B) the Executive's death, and in no event will interest be paid with respect to any such delay. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month (6-month) period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)            In-Kind Benefits. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in any event shall be paid within thirty (30) days of the date that Executive's expense report is submitted. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)            Non-qualified Deferred Compensation. To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code: (i) to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service," and the determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h); and (ii) no Change in Control shall be deemed to have occurred unless the applicable event meets the definition of a change in control event pursuant to Treasury Regulation Section 1.409A-3(i)(5).

(d)            Compliance with Section 409A. The parties intend that payments and benefits provided under or pursuant to this Agreement will be exempt from or comply with the requirements of Section 409A of the Code and that the Agreement shall be administered in accordance with such intention. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code (where applicable), the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2), and in the case of amounts payable under this Agreement that may be treated as payable in the form of "a series of installment payments," as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), the right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company, provided however that if the period for providing a Release with respect to such payment spans two (2) calendar years, no payment shall be made until the second calendar year. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)            No Representation. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.             Confidential Information.

(a)            The Executive agrees not to disclose Confidential Information or Trade Secrets (as both are defined below) to anyone outside of the Company, either during the Executive's employment or subsequent to the Date of Termination, subject to the exceptions enumerated below. The Executive shall also only disclose Confidential Information and Trade Secrets to Company employees and affiliated consultants on a "need to know" basis, and the Executive shall comply with the Company's "firewall" procedures applicable and made known to the Executive from time to time.

(b)            For purposes of this Agreement, "Confidential Information" for both the Company and clients of the Company shall mean: (i) financial and business information, such as information relating to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, new business development, sketches, plans, drawings, prototypes, methods, procedures, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, marketing ideas, prospective markets and practices, business development activities and ideas, mailing lists, recruiting information, the identity of the Company's clients, client names and addresses and other contact information, client lists, the names of representatives of clients responsible for entering into contracts with the Company, the financial arrangements between the Company and such clients, specific client needs and requirements, and leads and referrals to potential clients, and other non-public information concerning clients or potential clients; (iv) personnel and recruiting information, such as the identity of and contact information for a consultant or recruit of the Company, their compensation, benefits, skills, qualifications, and abilities; and (v) any information which Executive has been told is confidential or which Executive might reasonably expect the Company would regard as confidential, or any information which has been given to the Company in confidence by clients or other persons. "Trade Secrets" are items of Confidential Information that meet the requirements of applicable state and federal trade secret law. Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company or its clients at their great effort and expense. Executive further acknowledges and agrees that the Confidential Information and Trade Secrets are owned by the Company (or its clients), are secret, are the subject of reasonable efforts by the Company to keep them secret, and have value because of their secrecy. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(c)            The Company agrees that the Executive's obligation not to disclose Confidential Information or Trade Secrets is subject to the following exceptions: (i) any information that is generally known or available to the public; (ii) any information that the Company or a client of the Company has disclosed to a third party, where the effect of such disclosure is to make the information public; (iii) any information that the Company's General Counsel or a client of the Company has authorized the Executive in writing to disclose; (iv) any information belonging to the Company or a client of the Company that the Company or a client of the Company has requested the Executive disclose in the course of the Executive's work for the Company; and (v) if requested to be disclosed by an order of a court or other administrative body, provided however, that the Executive gives prompt notice of such request to the Company's General Counsel prior to such disclosure so that the Company can take any appropriate action it deems necessary to limit or implement such disclosure. Nothing in this Agreement prohibits the Executive from discussion of or disclosing wages or other terms and conditions of employment for any purposes protected under federal labor law to the extent applicable.

(d)            Pursuant to 18 U.S.C. § 1833(b), the Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement that Executive has with the Company shall prohibit or restrict the Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Company.

7.             Non-Solicitation and Non-Competition.

(a)            Definitions and Acknowledgments.

(i)              The Executive understands and acknowledges that, during the course of the Executive's employment with the Company, the Executive will be given access to and will help develop Confidential Information and Trade Secrets, which if such Confidential Information and Trade Secrets were released to the general public or to a competitor, would place the Company at an unfair disadvantage with its competitors. The Executive further understands that the Executive's position with the Company may require the Executive to interact with, cultivate, and maintain relationships with the Company's customers, prospective customers, vendors and suppliers. Therefore, the Executive agrees that the restrictions set forth in this Section 7 are necessary in order to protect the Company's Confidential Information, Trade Secrets and goodwill.

(ii)            The Executive acknowledges and agrees that the Company's agreement to make payments to the Executive contained in Sections 3 and 4 that the Executive is not otherwise entitled to as a matter of law constitutes fair and reasonable consideration for his agreement to be bound by the non-competition and non-solicitation obligations set forth in this Section 7.

(iii)            As used in this Agreement, the "Restricted Period" means during the Term and for a period of twelve (12) months following the Date of Termination.

(iv)            As used in this Agreement, "Competitive Acts" shall mean providing services and/or engaging in duties and responsibilities that are the same or substantially similar to any of the services, duties and/or responsibilities in which Executive engaged during the last two (2) years of the Term for a Competing Business.

(v)            As used in this Agreement, "Competing Business" means any business that provides or is preparing to provide any service that competes with those of the Company provided during the last two (2) years of the Term.

(vi)            As used in this Agreement, "Covered Client" means a customer (person or entity) of the Company, including any lawyer, law firm, or other intermediary, and the ultimate client of such lawyer, law firm or intermediary (e.g., the entity that retained a law firm that then retained the Executive's services), that Executive had business-related contact with or access to Confidential Information about during the last two (2) years of the Term.

(b)            Non-Solicitation. Executive agrees that during the Restricted Period, Executive will not directly or indirectly: (i) communicate with, solicit, induce or otherwise attempt to influence any person who the Company employs or otherwise has engaged to perform services, including but not limited to, any employees, affiliated independent consultants, contractors or subcontractors, with whom Executive worked or had knowledge about through Executive's employment, to leave the employ of or discontinue services to the Company; (ii) solicit, call upon, induce, divert or take away any Covered Client, accept an offer from any Covered Client to provide services similar to the services the Company performed for the Covered Client, or market services similar to the services the Company performed for the Covered Client to any Company Client; and/or (iii) contact by any method written or oral (e.g., email, text, social media sites or applications, or similar communication) any clients or prospective clients of the Company to inform such parties of any new or future employment or consulting positions taken up by Executive, which includes, but is not limited to, notice of address change, new employment position, new consulting position or similar information without the express prior written permission of the Company's General Counsel.

(c)            Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, without the express written consent of the Company, on Executive's own behalf or as owner, manager, stockholder (except as a holder of not more than one percent (1%) of the stock of a publicly held company), consultant, director, officer, partner, member, or employee, engage in Competitive Acts. Executive understands that, unless Executive's obligations under this Section 7(c) are waived by the Company within fifteen (15) business days following the Date of Termination or Executive violates the terms of this Agreement, the Company will (without limitation of its other obligations hereunder), pay Executive, from the Date of Termination to the end of the Restricted Period, as part of its regular payroll process, an amount equal to fifty percent (50%) of Executive's highest annualized base salary paid to Executive by the Company within the two (2) years preceding the termination of Executive's employment with the Company (such payments, the “Non-Compete Payments”). Notwithstanding the foregoing, Executive acknowledges and understands that the obligations under this Section 7(c), including the Company’s obligations to make the Non-Compete Payments, shall only apply in the event that (i) the Company terminates Executive’s employment for Cause or (ii) Executive terminates Executive's employment without Good Reason (other than in connection with a termination by reason of Retirement).

8.             Return of Property. On the Date of Termination, or at any other time upon request of the Company, Executive will promptly return or destroy any and all customer or prospective customer, or client or prospective client, lists, information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which Executive may then possess or have under Executive's control. Executive further agrees that after the Date of Termination Executive will not take with Executive any documents or data in any form or of any description containing or pertaining to Confidential Information or Trade Secrets.

9.             Mutual Non-Disparagement. Subject to Section 6(d), Executive hereby covenants to the Company and agrees that Executive shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Company or any of their current or former officers, directors, employees, or any of its products, services, businesses or activities. The Company acting by formal statement or through its officers or directors (while serving in such capacities), will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning Executive; provided that the foregoing shall not be violated by good faith statements made (x) to the Board (or a committee thereof), officers, or directors by officers, directors or other service providers of the Company in connection with the review of Executive's employment or performance or (y) by Executive in connection with Executive's review of the performance of officers or other service providers of the Company. Notwithstanding the foregoing, nothing herein shall prohibit or restrict any person from providing statements or information that such person believes in good faith to be necessary or advisable in connection with (i) any legal or administrative proceeding or investigation or (ii) a party's compliance with any legal or regulatory obligations.

10.            Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11.            Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12.            Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter.

13.            Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14.            Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Company of all payments due to him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

15.            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.            Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment to the extent necessary to effectuate the terms contained herein.

17.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.            Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested or transmitted by electronic mail, to the Executive at the last address or email address that the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.            Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

21.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22.            Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.            Gender Neutral. Wherever used herein, a pronoun in the masculine or feminine gender shall be considered as including the opposite gender as well unless the context clearly indicates otherwise.

24.            Acknowledgments. Executive acknowledges that Executive has been advised to, and has been given the opportunity, consult with legal counsel for the purposes of reviewing this Agreement, including the non-competition and non-solicitation covenants contained herein. Executive further acknowledges that Executive has been given ten (10) business days to consider the terms of this Agreement. If Executive executes this Agreement prior to the end of the (ten) 10 business day period, Executive agrees and acknowledges that Executive's execution was knowing and voluntary waiver of Executive's right to consider this Agreement for the full ten (10) business day period.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CRA INTERNATIONAL, INC.

By:	/s/ Paul A. Maleh
	Name:	Paul A. Maleh
	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Brian Langan
Brian Langan

Exhibit A

Form of Release and Affirmation

1.              Release of Claims. For good and valuable consideration, including without limitation the compensation and benefits set forth in the Severance Agreement (the "Agreement") dated August 4, 2025 between Brian Langan ("Executive") and CRA International, Inc., a Massachusetts corporation (the "Company"), Executive, on behalf of and for himself and his heirs, administrators, executors, representatives, estates, attorneys, insurers, successors and assigns (hereafter referred to separately and collectively as the "Releasor"), hereby voluntarily releases and forever discharges the Company, and its subsidiaries (direct and indirect), affiliates, related companies, divisions, predecessor and successor companies, and each of its and their present, former, and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers and assigns (collectively as "Releasees"), jointly and individually, from any and all actions, causes of action, claims, suits, charges, complaints, contracts, covenants, agreements, promises, debts, accounts, damages, losses, sums of money, obligations, demands, and judgments all of any kind whatsoever, known or unknown, at law or in equity, in tort, contract, by statute, or on any other basis, for contractual, compensatory, punitive or other damages, expenses (including attorney's fees and cost), reimbursements, or costs of any kind, which Executive ever had, now has, or may have, from the beginning of the world to the date of this Release, known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to any and all claims arising out of or in any way related to the undersigned's engagement by the Company (including the hiring or termination of that engagement), or any related matters including, but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefits Protection Act; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Immigration Reform and Control Act of 1986; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act (ERISA), as amended; Mass. Gen. L. c. 151B, section 1 et seq.; Mass. Gen. L. c. 149, section 1 et seq.; Mass. Gen. L. c. 151, section 1A et seq.; and federal, state or local common law, laws, statutes, ordinances or regulations. Notwithstanding the foregoing, nothing contained in this General Release and Waiver of Claims shall be construed to release or bar any claim by the undersigned to enforce the terms of the Agreement and Executive is not releasing claims for accrued, vested benefits under any employee benefit plan of the Company or an affiliate or any continuing rights to indemnification by the Company or any affiliate (regardless of the source of such rights) and any claims or rights that cannot be waived by law.

Releasor represents and acknowledges the following:

(a)            that Releasor understands the various claims Releasor could have asserted under federal or state law, including but not limited to the Age Discrimination in Employment Act and other similar laws;

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(b)           that Releasor has read this General Release carefully and understands all of its provisions;

(c)            that Releasor understands that Releasor has the right to and is advised to consult an attorney concerning this General Release and in particular the waiver of rights Releasor might have under the laws described herein and that to the extent, if any, that Releasor desired, Releasor availed himself of this right;

(d)            that Releasor has been provided at least twenty-one (21) or forty-five (45) in the case of a group termination days to consider whether to sign this General Release and that to the extent Releasor has signed this General Release before the expiration of such twenty-one (21) or forty-five (45) day period Releasor has done so knowingly and willingly;

(e)            that Releasor enters into this General Release and waives any claims knowingly and willingly; and

(f)            that this General Release shall become effective seven (7) business days after it is signed. Releasor may revoke this General Release within seven (7) business days after it is signed by delivering a written notice of rescission to Jonathan Yellin, Executive Vice President and General Counsel, c/o CRA International, 200 Clarendon Street, Boston, MA 02116. To be effective, the notice of rescission must be hand-delivered, or postmarked within the seven (7) business day period and sent by certified mail, return receipt requested, to the referenced address.

2.            Affirmation. Executive acknowledges that Executive remains bound by Executive's obligations set forth in Sections 6, 7(a), 7(b), 8, 9, 10 and 11 of the Agreement in accordance with their terms.

3.            Non-Competition. Executive agrees that, for a period of one (1) year following the termination of Executive's employment with the Company, Executive shall not, without the express written consent of the Company, on Executive's own behalf or as owner, manager, stockholder (except as a holder of not more than one percent (1%) of the stock of a publicly held company), consultant, director, officer, partner, member, or employee engage, in any capacity, in Competitive Acts. "Competitive Acts" shall mean providing services or engaging in duties or responsibilities that are the same or substantially similar to any of the services performed by the Executive during the last two (2) years of Executive’s employment with the Company for a business that provides, or is preparing to provide, any service that competes with any services provided by the Company during the last two (2) years of Executive’s employment with the Company.

Signed and sealed this 20th day of  July, 2025.

Signed:	/s/ Brian Langan

Name (print):	Brian Langan

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